Exhibit 10.1

INVESTMENT AGREEMENT
Dated as of March 9, 2011
by and among
CUMULUS MEDIA INC.
and
THE INVESTORS PARTY HERETO

i

EXHIBITS, ANNEXES AND SCHEDULES

EXHIBITS

Exhibit A:	Class B Warrant Term Sheet
Exhibit B:	Class A Warrant Term Sheet
Exhibit C:	Registration Rights Agreement Term Sheet
Exhibit D:	Stockholders Agreement Term Sheet
Exhibit E:	Terms of Parent Straight Preferred
Exhibit F:	Form of Monitoring Fee Agreement
Exhibit G:	Shareholder Rights Plan Term Sheet
Exhibit H:	Employee Incentive Plan Term Sheet
Exhibit I:	Parent Series C Convertible Preferred Stock Terms
Exhibit J:	Letter Agreement by and among the Crestview Investor, Parent and certain of the Parent Significant Stockholders

ANNEXES

Annex A: Annex B:	Crestview Funds Investor Investment Amounts

INDEX OF DEFINED TERMS

Term	Section
6.13(d) Expenses	5.12
Actual Investment Amount	2.1(a)
Agreement	Preamble
Aliens	1.1(s)
Beneficial Ownership	1.1(a)
Beneficially Own	1.1(a)
Blackstone Group	1.1(b)
BOA Stockholders	1.1(c)
Cadet Portion	1.1(d)
Claims	8.3
Class A Warrants	Recitals
Class B Warrants	Recitals
Class B Warrant Shares	Recitals
Communications Act	1.1(e)
Continuing Investor	5.11
Crestview Equity Commitment Letter	3.2(d)
Crestview Funds	Recitals
Crestview Indemnifiable Losses	5.13(a)
Crestview Investment Commitment	3.2(d)
Crestview Investor	Preamble
Dickey Stockholder Group	1.1(f)
Exchange Agreement	5.1
Failing Investor	5.10
FCC	1.1(g)
FCC Applications	1.1(h)
FCC Regulations	1.1(i)
Funding Investor	5.10
Initial Order	1.1(j)
Investment Amount	1.1(k)
Investment Closing	2.3
Investment Closing Date	2.3
Investment HSR Clearance	1.1(l)
Investment Percentage	1.1(m)
Investment Transactions	Recitals
Investor Liability Cap	8.11(c)
Investor Party	1.1(n)
Investor Warrants	1.1(o)
Investors	Preamble
Issued Securities	Recitals
Losses	8.1(b)
Macquarie Capital	5.15
Macquarie Equity Commitment Fee	1.1(p)

Term	Section
Macquarie Indemnifiable Losses	5.13(b)
Macquarie Investor	Preamble
Macquarie Investor Syndication	5.15
Macquarie Syndication Fee	1.1(q)
Macquarie Syndication Risk Fee	1.1(r)
Merger Agreement	Recitals
Merger Closing Conditions	5.10
Monitoring Agreement	5.4
New Incentive Plan	5.8
Non-U.S. Person	1.1(s)
Offering Documents	5.15
Parent	Preamble
Parent Straight Preferred	Recitals
Parent Series C Preferred	1.1(t)
Parent Significant Stockholders	1.1(u)
Parent Stockholder Consent	Recitals
Parties	1.1(v)
Price Per Share	2.1(a)
Registration Rights Agreement	Recitals
Rejected Portion	1.1(w)
Stockholders Agreement	Recitals
Straight Preferred Certificate of Designations	2.1(a)
Syndication Portion	1.1(x)
Transfer	1.1(y)
Withdrawing Investor	5.11

v

     INVESTMENT AGREEMENT, dated as of March 9, 2011 (this “Agreement”), by and among Cumulus Media Inc., a Delaware corporation (“Parent”), Crestview Radio Investors, LLC, a Delaware limited liability company (the “Crestview Investor”), and MIHI LLC, a Delaware limited liability company (the “Macquarie Investor”; the Macquarie Investor and the Crestview Investor each being sometimes referred to herein as an “Investor” and, together, as the “Investors”).
RECITALS:
     WHEREAS, Parent intends to issue and sell to the Crestview Investor, and the Crestview Investor intends to purchase from Parent at the Investment Closing, as an investment in Parent, shares of Parent Class A Common Stock;
     WHEREAS, Parent intends to issue and sell to the Macquarie Investor, and the Macquarie Investor intends to purchase from Parent at the Investment Closing, as an investment in Parent, warrants, substantially upon the terms set forth on Exhibit A, to purchase shares of Parent Class B Common Stock (the “Class B Warrants” and the shares of Parent Class B Common Stock for which the Class B Warrants are exercisable being referred to herein as “Class B Warrant Shares”), or in lieu thereof, shares of Parent Series A Preferred Stock, par value $0.01 per share, of Parent (“Parent Straight Preferred”), provided that the securities sold pursuant to the Syndication Portion (as hereinafter defined) may be issued in the form of Parent Series C Preferred (as hereinafter defined), all as more fully set forth herein;
     WHEREAS, at the Investment Closing, Parent will pay a commitment fee in cash to each Investor and issue to the Crestview Investor, for no additional consideration, warrants, substantially upon the terms set forth on Exhibit B, to purchase shares of Parent Class A Common Stock (the “Class A Warrants” and, together with the shares of Parent Class A Common Stock issued to the Crestview Investor, and shares of Parent Straight Preferred, shares of Parent Series C Preferred and Class B Warrants issued to the Macquarie Investor pursuant hereto, the “Issued Securities”);
     WHEREAS, Parent has incorporated Holdco as a wholly-owned, direct subsidiary of Parent, and, prior to the Investment Closing Date, will contribute to Holdco all of the equity interests in Parent’s other direct subsidiaries;
     WHEREAS, in connection with the execution and delivery of this Agreement, Parent has entered into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Parent, Holdco, Merger Sub and the Company, pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation of the merger and a wholly-owned, direct subsidiary of Holdco;
     WHEREAS, the Parent Board has recommended that this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby (the “Investment Transactions”) are in the best interests of Parent and its stockholders and has previously approved this Agreement and the Investment Transactions;

     WHEREAS, as a condition and inducement to Parent entering into this Agreement, concurrent with the execution and delivery of this Agreement, each of the Affiliated funds of the Crestview Investor listed on Annex A (the “Crestview Funds”) and the Macquarie Investor, has entered into a limited guarantee with the Company, dated as of the date hereof, to and in favor of the Company;
     WHEREAS, as a condition and inducement to each Investor entering into this Agreement, prior to execution of this Agreement, the requisite stockholders of Parent who hold in the aggregate approximately 54% of the outstanding voting control of Parent, have delivered to Parent a written consent (the “Parent Stockholder Consent”) in lieu of a stockholders meeting in accordance with Section 228 of the DGCL approving the Parent Charter Amendment and the Share Issuance, constituting the approval of such matters by the stockholders of Parent;
     WHEREAS, at the Investment Closing, the Parties will enter into a registration rights agreement, substantially upon the terms set forth on Exhibit C (the “Registration Rights Agreement”), pursuant to which, among other things, Parent will agree to register the Parent Class A Common Stock included in the Issued Securities or for which the Class A Warrants may be exercised, or obtainable upon conversion of the Class B Warrant Shares or upon conversion or exchange of Parent Series C Preferred, subject to the terms and conditions set forth therein; and
     WHEREAS, the independent members of the Parent Board have approved, effective as of the Investment Closing, the appointment of a director designated by the Crestview Investor as lead director and, at the Investment Closing, each of the Parent Significant Stockholders and Parent will enter into a stockholders agreement substantially upon the terms set forth on Exhibit D (the “Stockholders Agreement”), pursuant to which, among other things, as of the Investment Closing, two (2) directors designated by the Crestview Investor will be appointed to the Parent Board, one (1) of which will be so appointed as the lead director of the Parent Board.
     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, Parent and each Investor agrees as follows:
ARTICLE I
DEFINITIONS
     1.1 Definitions. Terms used but not defined in this Agreement shall have the meanings: set forth in the Merger Agreement. In addition, the following terms shall have the following meanings:
          (a) “Beneficially Own” means, with respect to ownership of securities by any Person, such securities as to which such Person is the “Beneficial Owner” under Rule 13d-3 of the Exchange Act. “Beneficial Ownership” shall have the correlative meaning.

          (b) “Blackstone Group” means, collectively, Blackstone FC Communications Partners L.P., Blackstone FC Capital Partners IV, L.P., Blackstone FC Capital Partners IV-A L.P., Blackstone Family FCC L.L.C., Blackstone Participation FCC L.L.C. and Blackstone Communications FCC L.L.C.
          (c) “BOA Stockholders” means, together, BA Capital Company, L.P. and Banc of America Capital Investors SBIC, L.P.
          (d) “Cadet Portion” means, with respect to the Investment Amount of the Macquarie Investor, a portion of such Investment Amount equal to $125,000,000.
          (e) “Communications Act” means the Communications Act of 1934, as amended.
          (f) “Dickey Stockholder Group” means, collectively, Lewis W. Dickey, Jr., John W. Dickey, David W. Dickey, Michael W. Dickey, Lewis W. Dickey, Sr. and DBBC, L.L.C.
          (g) “FCC” means the Federal Communications Commission.
          (h) “FCC Applications” means those applications for assignment and/or for transfer of control that Parent will file, or will cause to be filed, with the FCC for its consent to the transactions contemplated by the Merger Agreement, which applications will, to the extent required by FCC Regulations, seek consent for the transactions contemplated by this Agreement as well.
          (i) “FCC Regulations” means the rules, regulations, published decisions, published orders, and policies promulgated by the FCC and in effect from time to time.
          (j) “Initial Order” means, collectively, those orders by the FCC (including action duly taken by the FCC’s staff pursuant to delegated authority) granting the FCC Applications.
          (k) “Investment Amount” means, with respect to each Investor, the amount set forth opposite such Investor’s name on Annex B to this Agreement.
          (l) “Investment HSR Clearance” means HSR Clearance in respect of the purchase and sale of the Issued Securities pursuant to this Agreement.
          (m) “Investment Percentage” means, (1) in the case of the Crestview Investor, 39.6%, (2) in the case of the Macquarie Investor, 15.0%, and (3) in the case of Parent, 45.4%. For the avoidance of doubt, the Investment Percentages set forth in this definition shall not be amended or modified as a result of any sell-down by the Macquarie Investor as provided in Section 5.15.

          (n) “Investor Party” means, with respect to any Investor, each of such Investor and any of such Investor’s former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees and any and all former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing.
          (o) “Investor Warrants” means the Class A Warrants and the Class B Warrants.
          (p) “Macquarie Equity Commitment Fee” means an amount, calculated on a daily basis, equal to 3.1% per annum on the dollar amount of the Cadet Portion of the Macquarie Investor’s Investment Amount outstanding from time to time between the date of this Agreement and the Investment Closing and not terminated by Parent; provided, however, if the Investment Closing does not occur on or prior to the one year anniversary of this Agreement, the foregoing rate, solely with respect to the period following such one year anniversary, shall increase to 6.2% per annum.
          (q) “Macquarie Syndication Fee” means an amount, calculated on a daily basis, equal to 3.1% per annum on the dollar amount of the Syndication Portion of the Macquarie Investor’s Investment Amount outstanding from time to time between the date of this Agreement and the Investment Closing that has not, as of any date of calculation, either been syndicated or included in the Rejected Portion as of such date; provided, no Macquarie Syndication Fee shall payable if the Syndication Portion is fully syndicated on or before March 16, 2011.
          (r) “Macquarie Syndication Risk Fee” means an amount equal to four percent (4%) of the dollar amount of the Syndication Portion that has not either been syndicated or become a part of the Rejected Portion, in each case, as of the earlier of (A) the final date on which Company shareholders have made (or are deemed to have made) their election as to the form of consideration to be received by them in the Merger and (B) July 8, 2011.
          (s) “Non-U.S. Person” means any Person that, for purposes of the Communications Act (including Section 310(b) of the Communications Act) and the FCC Regulations, is an alien, or a representative of an alien, or a foreign government or representative thereof, or a corporation organized under the laws of a foreign country (each an “Alien” and collectively, “Aliens”), or any other entity (1) that is subject to or deemed to be subject to control by Aliens or (2) the majority of the equity of which is owned, controlled on a de jure or de facto basis by, voted by, or held for the benefit of, Aliens.

          (t) “Parent Series C Preferred” means the Series C Convertible and Exchangeable Preferred Stock of Parent having substantially the terms set forth on Exhibit I to this Agreement.
          (u) “Parent Significant Stockholders” means each of the Crestview Investor, the Dickey Stockholder Group, the Blackstone Group, the BOA Stockholders and, if the Macquarie Investor purchases at the Investment Closing Class B Warrants initially exercisable for at least 11,520,737 shares of Parent Class B Common Stock, the Macquarie Investor.
          (v) “Parties” means Parent and each of the Investors.
          (w) “Rejected Portion” means, as of any date, the total amount of bona fide unconditional offers to purchase the obligations of the Macquarie Investor under this Agreement at a price of not less than the equivalent of $4.34 per share of Parent Class A Common Stock or Class B Warrant Shares, as the case may be, and on terms and conditions and with a counterparty acceptable to the Macquarie Investor in its sole and absolute discretion, which offers have been declined in writing by the Macquarie Investor on or prior to such date.
          (x) “Syndication Portion” means, with respect to the Investment Amount of the Macquarie Investor, a portion of such Investment Amount equal to $125,000,000.
          (y) “Transfer” shall mean a transfer, sale, assignment, hypothecation or other disposition.
ARTICLE II
PURCHASE; INVESTMENT CLOSING
     2.1 Purchase.
          (a) On the terms and subject to the conditions set forth herein, at the Investment Closing, Parent shall issue and sell (1) to the Crestview Investor, a number of shares of Parent Class A Common Stock equal to the quotient obtained by dividing (A) the Investment Amount (as each Investor’s Investment Amount may be reduced pursuant to Section 2.1(b) (such amount, the “Actual Investment Amount”)) by (B) Four Dollars Thirty-Four Cents ($4.34) (the “Price Per Share”) and (2) subject to the limitations contained in the Communications Act and FCC Regulations as to ownership and voting of securities of an entity regulated by the FCC, to the Macquarie Investor, Class B Warrants initially exercisable for a number of shares of Parent Class B Common Stock equal to the quotient obtained by dividing (A) the Macquarie Investor’s Actual Investment Amount (as such amount shall be reduced in the case of, and to the extent of, any sell-downs by the Macquarie Investor pursuant to Section 5.15) by (B) the Price Per Share; provided, that the Macquarie Investor may, in lieu thereof, elect in its discretion to receive shares of Parent Straight Preferred having an aggregate initial liquidation value equal to the Macquarie Investor’s Actual Investment Amount. Such election (which may be made in whole or in part) shall be made by the Macquarie Investor by irrevocable written notice to Parent and the Crestview Investor not less than eight (8) Business Days prior to the Investment Closing. The terms of the Parent Straight Preferred shall be set forth in a certificate of designations relating to the Parent Straight Preferred upon the terms set forth on Exhibit E (the “Straight Preferred Certificate of Designations”).
          (b) If, as of the Election Deadline, the aggregate number of Company Shares and Company Warrants that the holders thereof elect to have converted at the Effective Time into Parent Shares pursuant to the Merger Agreement exceeds the aggregate number of Company Shares and Company Warrants that would be converted at the Effective Time into Parent Shares in the “Max Cash” scenario in which the aggregate Cash Consideration is equal to the Cash Consideration Cap, the Investment Amount of the Crestview Investor and the Cadet Portion of the Investment Amount of the Macquarie Investor shall be automatically reduced by an aggregate amount equal to the product of (1) such excess aggregate number of Company Shares and Company Warrants and (2) $37.00. Such reduction shall be applied to the Investment Amounts of the Investors as follows: (A) first (but only as to the first $50,000,000 of such reduction), to the Investment Amount of the Crestview Investor, on the one hand, and the Cadet Portion of the Investment Amount of the Macquarie Investor, on the other, 50/50, on a dollar-for-dollar basis, and (B) second (as to amounts in excess of $50,000,000), to the Cadet Portion of the Investment Amount of the Macquarie Investor, but not less than zero. Notwithstanding anything in this Agreement to the contrary: (i) the minimum Investment Amount of the Crestview Investor will be $225,000,000 and, even if the Investment Amount of the Crestview Investor would not be reduced by operation of the preceding sentence by virtue of Company shareholder elections, Parent may reduce the Investment Amount of the Crestview Investor to $225,000,000 upon written notice to the Crestview Investor not later than the earlier of (x) 20 Business Days prior to the Investment Closing and (y) 5 Business Days after the Election Deadline; (ii) Parent will have the right to terminate the Cadet Portion of the Macquarie Investor’s Investment Amount, in whole or in part, at any time prior to the Investment Closing upon written notice to the Macquarie Investor, provided any such termination, once made, is irrevocable; (iii) in the event that Parent either sells more equity or Holdco borrows more money under the Debt Financing than is reflected in the “Max Cash” scenario of the Sources and Uses in the form provided by Parent to the Investors contemporaneously with the execution of this Agreement, with the result that Parent does not, as determined by Parent in its sole and absolute discretion, require the full Investment Amount of the Macquarie Investor to consummate the transactions contemplated by the Merger Agreement, then Parent shall notify the Macquarie Investor not later than eight (8) Business Days prior to the Investment Closing of the amount of the Macquarie Investor’s Investment Amount that is as a result thereof not required and the Macquarie Investor may elect to reduce its Investment Amount in its sole discretion to the extent not so needed by Parent, by written notice to Parent not more than six (6) Business Days after such notice from Parent, provided that once made, such reduction is irrevocable; and (iv) Parent may, by written notice, request that the Syndication Portion of the Macquarie Investor’s Investment Amount be reduced, in whole or in part, at any time prior to the Investment Closing; provided any such reduction shall be made at the Macquarie Investor’s sole discretion and, once made, such reduction is irrevocable. Parent shall promptly provide to the Investors information that it receives regarding the election by Company shareholders of the consideration to be received under the Merger Agreement.
     2.2 Crestview Investor Warrants. On the terms and subject to the conditions set forth herein, at the Investment Closing, Parent shall issue to the Crestview Investor for no additional consideration, and the Crestview Investor shall receive from Parent, Class A Warrants to purchase Seven Million Seven Hundred Seventy-Six Thousand Four Hundred Ninety Eight (7,776,498) shares of Parent Class A Common Stock at an exercise price of Four Dollars Thirty-Four Cents ($4.34) per share.
     2.3 Investment Closing. Subject to the satisfaction or waiver of the conditions set forth in this Agreement (other than those conditions that by their nature are to be satisfied by actions taken at the Investment Closing, but subject to the satisfaction or waiver of those conditions), the closing of the issuance and sale of the Issued Securities to the Investors pursuant hereto (the “Investment Closing”) shall occur concurrently with and at the same location as the Closing under the Merger Agreement. The date the Investment Closing occurs is referred to as the “Investment Closing Date.”
     2.4 Parent Deliveries. At the Investment Closing, Parent shall deliver, or cause to be delivered:
          (a) (1) to the Crestview Investor, a stock certificate representing the applicable number of shares of Parent Class A Common Stock being purchased by it as calculated in accordance with Section 2.1(a) and (2) to the Macquarie Investor, Class B Warrants to purchase a number of shares of Parent Class B Common Stock and/or a stock certificate representing the applicable number of shares of Parent Straight Preferred, each as calculated in accordance with Section 2.1(a), in each case, free and clear of all Liens;
          (b) to each Investor, payment of an equity commitment fee equal to Ten Million Dollars ($10,000,000) by wire transfer(s) of immediately available funds to bank accounts designated by the Macquarie Investor and the Crestview Investor, respectively, no less than two (2) Business Days prior to the Investment Closing (which equity commitment fee, for the avoidance of doubt, will not be reduced in the event the Macquarie Investor syndicates a portion of its Investment Amount as provided in Section 5.15);
          (c) to the Crestview Investor, Class A Warrants to purchase, at an exercise price of Four Dollars Thirty-Four Cents ($4.34) per share, the number of shares of Parent Class A Common Stock set forth in Section 2.2;
          (d) to the Macquarie Investor, payment by wire transfer of immediately available funds to a bank account designated by the Macquarie Investor no less than two (2) Business Days prior to the Investment Closing of an amount equal to the aggregate of the Macquarie Syndication Risk Fee, the Macquarie Syndication Fee and the Macquarie Equity Commitment Fee;

          (e) to the Crestview Investor, the Monitoring Agreement, duly executed by Parent;
          (f) to each Investor, the Registration Rights Agreement, duly executed by Parent;
          (g) to each Investor that is a Parent Significant Stockholder, the Stockholders Agreement, duly executed by Parent and the Parent Significant Stockholders;
          (h) to the Crestview Investor, evidence of the appointment of two (2) directors (one (1) of whom shall be Jeffrey Marcus and the other of whom shall be Tom Murphy, Barry Volpert or Brian Cassidy or, in each case, any other individual reasonably acceptable to Parent) designated by the Crestview Investor to the Parent Board, including the appointment of Jeffrey Marcus as the lead director of the Parent Board;
          (i) to each Investor, a certificate, dated as of the Investment Closing Date, signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent, certifying as to the fulfillment of the conditions set forth in Sections 6.3(a) and (b);
          (j) to the Macquarie Investor, evidence of the filing of the Straight Preferred Certificate of Designations with the Delaware Secretary of State (to the extent applicable in accordance with Section 2.1(a)) and such other agreements implementing the terms of Exhibit E duly executed by Parent and Holdco, to the extent such terms are not otherwise provided for in the Straight Preferred Certificate of Designations; and
          (k) to each Investor, a copy of (1) the amended and restated certificate of incorporation of Parent, as amended by the Parent Charter Amendment, and (2) a copy of the bylaws of Parent (which shall not have been amended since the date hereof), in each case, as in effect as of the Investment Closing Date.
     2.5 Investor Deliveries. At the Investment Closing, each Investor (or, in the case of Section 2.5(b), the Crestview Investor) shall deliver, or cause to be delivered, to Parent:
          (a) payment by such Investor of an amount equal to its Actual Investment Amount by wire transfer(s) of immediately available funds to a bank account designated by Parent no less than two Business Days prior to the Investment Closing;
          (b) the Monitoring Agreement, duly executed by the Crestview Investor;
          (c) the Registration Rights Agreement, duly executed by such Investor;

          (d) the Stockholders Agreement, to the extent such Investor is a Parent Significant Stockholder, duly executed by such Investor; and
          (e) a certificate, dated as of the Investment Closing Date, signed on behalf of such Investor by an authorized signatory of such Investor, certifying as to the fulfillment of the conditions set forth in Sections 6.2(a) and (b) by such Investor.
     2.6 Independent Nature of Investors’ Obligations and Rights. The obligations of each Investor under this Agreement are several and not joint with the obligations of the other Investors, and no Investor shall be responsible in any way for the performance of the obligations of the other Investor under this Agreement. Nothing contained herein, and no action taken by any Investor pursuant hereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the Investment Transactions. Each Investor shall be entitled to independently protect and enforce its rights, including the rights arising out of this Agreement, and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     3.1 Representations and Warranties of Parent. Parent hereby represents and warrants to each Investor as follows:
          (a) Valid Issuance. The Issued Securities to be issued pursuant to this Agreement will be duly authorized and validly issued and, at the Investment Closing, all such Issued Securities will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and will be free and clear of all Liens..
          (b) Corporate Existence; Authority; No Violation.
               (1) Parent is a corporation validly existing under the Laws of the jurisdiction of its organization. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.
               (2) Parent has the corporate power and authority to execute and deliver this Agreement and to consummate the Investment Transactions. The execution and delivery of this Agreement and the consummation of the Investment Transactions (other than approval of the New Incentive Plan) have been duly and validly approved by the Parent Board. The Parent Board has determined that this Agreement, the Investment Transactions and the Parent Charter Amendment are advisable to and are in the best interests of Parent and its stockholders and, except for the Parent Stockholder Consent and the Consent Right Holder Consent (each of which has been obtained contemporaneously with the execution of this Agreement and provided to each Investor), no other corporate proceedings on the part of Parent are necessary to approve this Agreement and to consummate the Investment Transactions (other than approval of the New Incentive Plan). This Agreement has been duly and validly executed and delivered by Parent and (assuming the due authorization, execution and delivery by the Investors) constitutes the valid and binding obligation of Parent.
               (3) Neither the execution and delivery of this Agreement by Parent, nor the consummation of the Investment Transactions, nor compliance by Parent with any of the terms or provisions of this Agreement, will violate any provision of the Parent Charter or the Parent Bylaws.
          (c) Parent Reports. Except as would not have a Material Adverse Effect on Parent, (1) none of the Parent Reports filed by Parent since December 31, 2007, as of the date of such Parent Report (or, if amended prior to the date hereof, as of the date of the last amendment and filing thereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of circumstances under which they were made, not misleading and (2) Parent has timely filed all Parent Reports that were required to be filed by Parent since December 31, 2007 and has complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.
          (d) Debt Financing. Parent has delivered to each Investor true, correct and complete copies, as of the date of this Agreement, of an executed Debt Commitment Letter to provide, subject to the terms and conditions therein, Debt Financing. As of the date hereof, the Debt Commitment Letter has not been amended or modified and the commitment contained in such letter has not been withdrawn or rescinded in any respect. Parent or Holdco has fully paid or is paying, or has caused or is causing to be fully paid, substantially contemporaneously with the execution and delivery of this Agreement, any and all commitment fees or other fees in connection with the Debt Commitment Letter that are payable on or prior to the date hereof. The net proceeds contemplated by the Debt Commitment Letter, together with the net proceeds contemplated by the Crestview Equity Commitment and the equity commitment of the Macquarie Investor hereunder and cash and cash equivalents available to Parent, will, in the aggregate, be sufficient to consummate the Transactions upon and in accordance with the terms and conditions contemplated by the Merger Agreement and this Agreement.
     3.2 Representations and Warranties of the Investors. Each Investor, severally and not jointly, hereby represents and warrants to Parent solely with respect to itself that:
          (a) Organization. Such Investor is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Such Investor has corporate or other power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

          (b) Authority; No Violation.
               (1) Such Investor has the corporate or other power and authority to execute and deliver this Agreement and to consummate the Investment Transactions. The execution and delivery of this Agreement by such Investor and the consummation of the Investment Transactions have been duly and validly approved by the board of directors or other governing body of such Investor and no other corporate or other proceedings on the part of such Investor are necessary to approve this Agreement and to consummate the Investment Transactions. This Agreement has been duly and validly executed and delivered by such Investor and (assuming due authorization, execution and delivery by Parent and the other Investor) constitutes the valid and binding obligations of such Investor.
               (2) Assuming the truth and accuracy of the representations and warranties of Parent contained in Section 3.1(b)(3), neither the execution and delivery of this Agreement by such Investor, nor the consummation of the Investment Transactions, nor compliance by such Investor with any of the terms or provisions of this Agreement, will violate any provision of the organizational or governing documents of such Investor.
          (c) Purchase for Investment. Such Investor acknowledges that the Securities have not been registered under the Securities Act or under any state securities Laws. Such Investor (1) is acquiring the Securities pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Securities to any Person, (2) acknowledges that it shall be prohibited from selling or otherwise disposing of any of the Securities except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, (3) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Securities and of making an informed investment decision and (4) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act).
          (d) Financial Capability. With respect to the Crestview Investor: (i) such Investor has delivered to Parent a true, correct and complete copy, as of the date of this Agreement, of an executed equity commitment letter from the Crestview Funds (the “Crestview Equity Commitment Letter”), pursuant to which the Crestview Funds have committed, subject to the terms and conditions therein, to invest the cash amounts set forth therein (the “Crestview Investment Commitment”); and (ii) as of the date of this Agreement, the Crestview Equity Commitment Letter has not been amended or modified and the Crestview Investment Commitment contained in such letter has not been withdrawn or rescinded in any respect.
          (e) Non-U.S. Person Status. The Crestview Investor represents and warrants that it is not a Non-U.S. Person. The Macquarie Investor represents and warrants that it is a Non-U.S. Person.

ARTICLE IV
COVENANTS
     4.1 Conduct of Business Prior to the Investment Closing. During the period from the date of this Agreement to the Investment Closing, except as expressly contemplated or permitted by this Agreement or a provision of Section 5.3 of the Parent Disclosure Letter delivered pursuant to the Merger Agreement, Parent will, and will cause each of the Parent Subsidiaries to, (a) use commercially reasonable efforts to maintain and preserve in all material respects intact its business organization, Employees and advantageous business relationships and retain the services of its key officers and key Employees and (b) use reasonable best efforts to comply in all material respects with the Communications Act and FCC Regulations in the operation of its businesses regulated by the FCC.
     4.2 Parent Forbearances. During the period from the date of this Agreement to the Investment Closing, except as expressly contemplated or permitted by this Agreement or Section 5.3 of the Parent Disclosure Letter delivered pursuant to the Merger Agreement, Parent will not, and Parent will not permit any of the Parent Subsidiaries to, without the prior written consent of the Crestview Investor (in its reasonable discretion) and the Macquarie Investor (in its reasonable discretion), take any of the actions set forth in Sections 5.3(a) through (i) of the Merger Agreement.
     4.3 Regulatory Matters; Third Party Consents.
          (a) Parent will promptly prepare and file with the SEC the Joint Proxy/Information Statement and Parent will promptly prepare and file with the SEC the Form S-4 in which the Joint Proxy/Information Statement will be included as a prospectus. Parent will use its commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and thereafter mail or deliver the Joint Proxy/Information Statement to its respective stockholders.
          (b) Parent, on the one hand, and each Investor, on the other hand, will cooperate with each other and use their respective commercially reasonable efforts to promptly prepare and file, or cooperate in the filing of, all necessary documentation, including all applications, notices, reports and petitions, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the Merger Agreement and the Investment Transactions and to comply in all material respects with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Parent, on the one hand, and each Investor, on the other hand, will have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to Parent or such Investor, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any

Governmental Entity in connection with the Merger Agreement or the Investment Transactions. In exercising the foregoing right, Parent, on the one hand, and each Investor, on the other hand, will act reasonably and as promptly as practicable. Parent, on the one hand, and each Investor, on the other hand, will consult with each other with respect to the efforts to obtain of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the Merger Agreement and the Investment Transactions, and each party will keep the other apprised of the status of those efforts.
          (c) Parent, on the one hand, and each Investor, on the other hand, will, upon request, furnish to the other Parties all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy/Information Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Parent, such Investor or any of their respective Subsidiaries to any Governmental Entity in connection with the Investment Transactions. Parent shall promptly notify each Investor of the receipt of any comments of the SEC staff with respect to the Joint Proxy/Information Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to such Investor, as promptly as reasonably practicable, copies of all written correspondence between Parent or any of its Representatives and the SEC with respect to the Joint Proxy/Information Statement. If comments are received from the SEC staff with respect to the preliminary Proxy Statement, Parent shall use its commercially reasonable efforts to respond as promptly as reasonably practicable to such comments. Parent shall provide each Investor and its legal counsel with a reasonable opportunity to review any amendment or supplement to each of the preliminary and the definitive Joint Proxy/Information Statement prior to filing with the SEC and shall cooperate with each Investor with respect to additions, deletions or changes suggested by such Investor in connection therewith. Each Investor shall promptly provide Parent with such information as may be required to be included in the Joint Proxy/Information Statement or as may be reasonably required to respond to any comment of the SEC staff.
          (d) Parent, on the one hand, and each Investor, on the other hand, will promptly advise the other Parties upon receiving any communication from any Governmental Entity relating to any consent or approval which is required for consummation of the Merger Agreement or the Investment Transactions, including the Merger Closing Conditions.
          (e) Each Investor will promptly take, all commercially reasonable actions necessary (1) to secure the Investment HSR Clearance and/or to resolve any objections asserted by any Governmental Entity with respect to the Investment Transactions under any antitrust Law and (2) to prevent the entry of, and to have vacated, lifted, reversed or overturned, any decree, judgment, Injunction or other order that would prevent, prohibit, restrict or delay the consummation of the Investment Transactions; provided, that no Investor shall be required by this Section 4.3(e) to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would, in the reasonable judgment of such Investor, materially impact the value or benefits to such Investor of the transactions contemplated hereby.
          (f) Parent, on the one hand, and each Investor, on the other hand, will (A) diligently take, or cooperate in the taking of, all necessary, desirable, proper and commercially reasonable actions, and provide any additional information, reasonably required or requested by the FCC with respect to the FCC Applications, (B) keep the other informed of any material communications (including any meeting, conference or telephonic call) and will provide the other copies of all correspondence, including electronic correspondence, between it (or its advisors) and the FCC with respect to the FCC Applications, (C) permit the other to review any material communication relating to the FCC Applications to be given by it to the FCC, (D) use reasonable efforts to notify the other in the event it becomes aware of any other facts, actions, communications or occurrences that might directly or indirectly adversely affect the FCC’s timely approval of the FCC Applications; (E) cooperate in the preparation and filing of oppositions to any petitions to deny or other objections filed with respect to the FCC Applications and any requests for reconsideration or judicial review of the Initial Order, and (F) not take any action that would reasonably be expected to materially delay, materially impede or prevent receipt of approval of the Initial Order. Parent shall be permitted to execute or agree (orally or otherwise) to any settlements, undertakings, consent decrees, stipulations or other agreements in respect of any Investor or any FCC Application without such Investor’s prior written consent (not to be unreasonably withheld); provided, that prior written consent of such Investor to any such settlement, undertaking, consent decree, stipulation or other agreement shall be required to the extent that such settlement, undertaking, consent decree, stipulation or other agreement would reasonably be expected to materially and adversely diminish the benefits expected to be derived by such Investor from the transactions contemplated hereby (whether by reason of impact on such Investor’s existing businesses or assets or on Parent’s business or assets).
     4.4 Access to Information.
          (a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, Parent will, and will cause each of its Subsidiaries to, afford to each Investor and its Representatives, reasonable access, during normal business hours during the period prior to the Investment Closing Date, to all its personnel, properties, books, Contracts, commitments and records, and, during such period, the Parties will, and will cause its Subsidiaries to, make available to the other party (1) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities Laws (other than reports or documents that such party is not permitted to disclose under applicable Law) and (2) all other information concerning its business, properties and personnel as the other may reasonably request. Neither Parent nor any of its Subsidiaries will be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of Parent or its Subsidiaries or contravene any Law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. In addition to the foregoing, from the period beginning immediately after the receipt of Investment HSR Clearance until the Investment Closing Date, Parent will use its reasonable best efforts to (A) afford each Investor and its authorized Representatives full and free access, during regular business hours, to Parent’s personnel and allow such Investor to hold meetings with such personnel; (B) afford each Investor the right to visit and inspect Parent’s properties; and (C) provide each Investor with copies of Parent’s weekly pacing reports and monthly P&L reports on a market basis and any other reports reasonably requested by such Investor.
          (b) From and after the Investment Closing Date, each Party shall, and shall cause its Affiliates and Representatives to, treat all materials and information provided pursuant to this Agreement as confidential. Notwithstanding the foregoing, the restrictions set forth in this Section 4.4(b) shall not apply to the extent that any Person otherwise restricted hereunder can demonstrate that the applicable information (1) was acquired on a non-confidential basis by such Person, (2) is in the public domain through no fault of such Person or any of its Affiliates or Representatives or (3) is required to be disclosed by applicable Law (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) after providing prompt written notice of such request so that the other Party may seek an appropriate protective order or other appropriate remedy.
          (c) No investigation by any Party or its Representatives will affect the representations and warranties of such Party set forth in this Agreement.
     4.5 Advice of Changes. Parent and each Investor will promptly advise the other Parties of any change or event (a) having, or that would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially adversely affect such Investor’s ability to consummate the Investment Transactions, as the case may be or (b) that it believes would, or would be reasonably likely to, cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement, except that (1) no such notification will affect the representations, warranties or covenants of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement and (2) a failure to comply with this Section 4.5 will not constitute the failure of any condition set forth in Article VI to be satisfied unless the underlying effect or material breach would independently result in the failure of a condition set forth in Article VI to be satisfied.
ARTICLE V
ADDITIONAL AGREEMENTS
     5.1 Cumulus Media Partners. Parent shall use commercially reasonable efforts to, on or before the Investment Closing Date, consummate the transactions contemplated by that certain Exchange Agreement, dated as of January 31, 2011, by and among Parent, The Blackstone Group and the other parties signatory thereto

(the “Exchange Agreement”) and shall make all necessary consents, approvals and filings contemplated therein. Parent will promptly advise the Investors upon receiving any material communication from any Governmental Entity, the consent or approval of which is required for consummation of the transactions contemplated by the Exchange Agreement. Without the prior written consent of the Crestview Investor and the Macquarie Investor (in each case, not to be unreasonably withheld), Parent will not effect any material amendment to the terms of the Exchange Agreement.
     5.2 Certain Transactions. Parent shall not merge or consolidate into, or sell, transfer or lease all or substantially all of its property or assets to, any other party unless the successor, transferee or lessee party, as the case may be (if not Parent), expressly assumes the due and punctual performance and observance of each and every covenant and condition of this Agreement to be performed and observed by Parent.
     5.3 Nasdaq Stock Market Listing. Parent will use commercially reasonable efforts to cause the shares of Parent Class A Common Stock to be issued pursuant to this Agreement and the shares of Parent Class A Common Stock reserved for issuance pursuant to the exercise of the Investor Warrants or reserved for conversion or exchange of Class B Warrant Shares or conversion of Parent Series C Preferred, to be approved for listing on the Nasdaq Stock Market, subject to official notice of issuance, prior to the Investment Closing.
     5.4 Monitoring Fee. At or prior to the Investment Closing, Parent and the Crestview Investor shall enter into a customary monitoring agreement pursuant to which Parent will pay to an Affiliate of the Crestview Investor designated by the Crestview Investor a monitoring fee in the amount set forth on Exhibit F, payable quarterly in arrears, until the fifth (5th) anniversary of the Investment Closing (the “Monitoring Agreement”).
     5.5 Registration Rights Agreement. Prior to the Investment Closing, each Party shall negotiate in good faith with the other Parties to enter into, concurrently with the Investment Closing, the Registration Rights Agreement.
     5.6 Stockholders Agreement. Prior to the Investment Closing, each Party shall negotiate in good faith with the Parent Significant Stockholders and the other Parties to enter into, concurrently with the Investment Closing, the Stockholders Agreement.
     5.7 Shareholder Rights Plan. On the Investment Closing Date, the Parent Board shall adopt a shareholders rights plan substantially upon terms the terms set forth in Exhibit G.
     5.8 Employee Incentive Plan. Parent shall, prior to distribution of the Joint Proxy/Information Statement to its stockholders, submit to its stockholders, whether at a meeting or by majority action taken by written consent without a meeting, a proposal to approve a new employee incentive equity plan substantially upon terms set forth in

Exhibit H (the “New Incentive Plan”), and, contemporaneously with the Investment Closing, shall make the grant of initial awards thereunder that is described in Exhibit H.
     5.9 Debt Commitments.
          (a) Parent hereby affirms and agrees that it is bound by the provisions set forth in its Debt Commitment Letter and that each Investor is in accordance with the terms of such Debt Commitment Letter an express third-party beneficiary thereof, subject to the limitations set forth in such Debt Commitment Letter, and that the Debt Commitment Letter provides that the Financing Documentation (as defined in the Debt Commitment Letter) shall contain equivalent provisions upon execution thereof in respect of periods prior to the Effective Time of the Merger. Parent shall not, without the consent of an Investor, amend or waive such requirement that the Financing Documentation contain such equivalent third-party beneficiary provisions with respect to such Investor.
          (b) Parent will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letters and will not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Debt Commitment Letters and, to the extent definitive agreements with respect to the Debt Financing have been entered into, such agreements (but solely with respect to such actions to be taken prior to the Effective Time of the Merger), without the prior written consent of each Investor. Without limiting the foregoing, Parent shall use commercially reasonable efforts to negotiate and enter into definitive agreements with respect to the Debt Commitment Letters on terms and conditions contained in the Debt Commitment Letters or consistent in all material respects with the Debt Commitment Letters as promptly as practicable after the date of this Agreement. In the event that Parent is unable to enter into such definitive agreements, Parent shall cooperate and consult with the Investors to arrange and obtain alternative debt financing if so elected by any Party, which will be on terms acceptable to the Investors.
          (c) Parent shall use reasonable best efforts to (1) provide the Investors and their Representatives with a reasonable opportunity to participate with Parent in all discussions (including any meeting, conference or telephonic call) with any lender providing a commitment under a Debt Commitment Letter and (2) consult with the Investors on all definitive agreements with respect to any Debt Commitment Letter and (3) cooperate with the Investors with respect to additions, deletions or changes suggested by the Investors in connection therewith.
          (d) The rights and obligations contained in Section 5.9(c)(3) shall not apply to the Macquarie Investor to the extent (and only to the extent) that such rights or obligations involve actions to be taken directly in respect of any Affiliate of the Macquarie Investor that is party to a Debt Commitment Letter, acting in its capacity as a lender. For the avoidance of doubt, this Section 5.9(d) shall not apply to any actions to be taken directly in respect of the lead arranger, administrative agent or any other lender under the Debt Financing that is not an Affiliate of the Macquarie Investor.
     5.10 Actions under this Agreement and the Merger Agreement. Neither Parent nor any of its Subsidiaries shall (a) waive compliance with any covenants, agreements or conditions to closing specified in Article VII of the Merger Agreement (the “Merger Closing Conditions”), (b) amend or modify the Merger Agreement, (c) terminate the Merger Agreement, (d) agree to set the Election Deadline on a date that is fewer than ten (10) Business Days preceding the anticipated Closing Date under the Merger Agreement, or (e) take any other actions with respect to rights and obligations under the Merger Agreement, unless in the case of (a) through (e) above, such action has been approved by each Investor; provided, that Parent and its Subsidiaries may, without the consent of either Investor, extend the End Date to a date that is not later than fifteen (15) months after the date of this Agreement; and, provided further, that if the Crestview Investor or the Macquarie Investor, as the case may be, is a Withdrawing Investor pursuant to Section 5.11, then any action described in (a) through (e) above shall require only the approval of the Crestview Investor (if it is the Continuing Investor) or the Macquarie Investor (if it is the Continuing Investors), as the case may be. In the event that the Merger Closing Conditions are satisfied or, with consent of each Investor (or the Continuing Investor(s), as the case may be), validly waived, any Investor that has funded its Investment Amount or is willing to fund its Investment Amount (each, a “Funding Investor”) may, with the consent of Parent, terminate the participation in the transaction of any such other Investor (the “Failing Investor”) if the Failing Investor does not fund its Investment Amount or asserts in writing its unwillingness to fund its Investment Amount; provided that such termination shall not affect Parent’s or the Funding Investor’s rights against such Failing Investor with respect to such failure to fund, including those set forth in Sections 5.14 and 5.15. Notwithstanding any provisions of this Agreement to the contrary, the Continuing Investor may replace the Failing Investor’s Investment Amount with the consent of Parent (such consent not to be unreasonably withheld). If an Investor becomes a Failing Investor, such Failing Investor shall no longer be entitled to any approval or consent rights under this Agreement.
     5.11 Withdrawing Investor. If there is a right of an Investor to terminate this Agreement with respect to itself, or a right of Parent to terminate the Merger Agreement, pursuant to the terms hereof or thereof, and if such Investor desires to terminate this Agreement with respect to itself, or an Investor desires that Parent terminate the Merger Agreement, as a result thereof, such Investor (the “Withdrawing Investor”) shall notify Parent and the other Investor of such desire. If Parent and the other Investor (the “Continuing Investor”) desire to consummate the Investment Transactions without any involvement by the Withdrawing Investor, then Parent, the Continuing Investor and the Withdrawing Investor shall cooperate in such reasonable arrangements to permit Parent and the Continuing Investor to proceed with the Investment Transactions and to terminate any liability or obligation of the Withdrawing Investor under this Agreement (other than with respect to any breach by the Withdrawing Investor of this Agreement, the Crestview Equity Commitment Letter (solely with respect to the Crestview Investor) and its Sponsor Guarantee prior to the date of the completion of such arrangements).
     5.12 Contribution With Respect to Sponsor Guarantees. In the event that the Merger Agreement is terminated, Parent and each of the Investors shall cooperate in defending any claim that Parent and the Investors are or any one of them is liable to pay the Parent Termination Fee (or any portion thereof) and/or any amounts pursuant to Section 6.13(d) of the Merger Agreement (such amounts, the “6.13(d) Expenses”). Subject to Section 5.13 (including, for the avoidance of doubt, the Investor Liability Cap), in the event that the Merger Agreement is terminated and Parent or any Investor has paid the Parent Termination Fee (or any portion thereof) and/or any 6.13(d) Expenses in excess of such Party’s pro rata share thereof (based on such Party’s Investment Percentage), Parent and each Investor hereby covenants and agrees to contribute to the amount paid by Parent and/or the other Investor in respect of the Parent Termination Fee and/or the 6.13(d) Expenses so that Parent and each Investor will have paid an amount equal to such Party’s pro rata share thereof (based on such Party’s Investment Percentage).
     5.13 Cross Indemnification.
          (a) In the event that (1) the Merger Agreement is terminated and the Parent Termination Fee and/or the 6.13(d) Expenses are payable to the Company thereunder and (2) the Crestview Investor’s breach of its obligations hereunder or under the Crestview Equity Commitment Letter caused the termination giving rise to such obligation to pay the Parent Termination Fee and/or the 6.13(d) Expenses, then the Crestview Investor shall indemnify and hold harmless each of Parent and the Macquarie Investor from and against their respective pro rata shares (based on such Parties’ respective Investment Percentages) of the Parent Termination Fee and/or the 6.13(d) Expenses (the “Crestview Indemnifiable Losses”). For purposes of this Section 5.13(a), the Crestview Investor shall not be deemed to be in breach of its obligations hereunder or under the Crestview Equity Commitment Letter if (A) the conditions set forth in Article VI have been satisfied and (B) the Crestview Investor certifies in writing to Parent and the Macquarie Investor that it is prepared and willing to contribute or cause to be contributed its Investment Amount but the Crestview Investor has not contributed or caused to be contributed its Investment Amount because the Macquarie Investor has refused to contribute or cause to be contributed its Investment Amount in breach of this Agreement. Notwithstanding anything herein to the contrary, in no event shall the liability of the Crestview Investor under this Section 5.13(a) exceed the sum of the pro rata shares (based on Investment Percentages) of the Parent and the Macquarie Investor of the Parent Termination Fee and Section 6.13(d) Expenses.
          (b) In the event that (1) the Merger Agreement is terminated and the Parent Termination Fee and/or the 6.13(d) Expenses are payable to the Company thereunder and (2) the Macquarie Investor’s breach of its obligations hereunder caused the termination giving rise to such obligation to pay the Parent Termination Fee and/or the 6.13(d) Expenses, then the Macquarie Investor shall indemnify and hold harmless each of Parent and the Crestview Investor from and against Parent’s and the Crestview

Investor’s respective pro rata shares (based on such Parties’ respective Investment Percentages) of the Parent Termination Fee and/or the 6.13(d) Expenses (the “Macquarie Indemnifiable Losses”). For purposes of this Section 5.13(b), the Macquarie Investor shall not be deemed to be in breach of its obligations hereunder if (A) the conditions set forth in Article VI have been satisfied and (B) the Macquarie Investor certifies in writing to Parent and the Crestview Investor that it is prepared and willing to contribute or cause to be contributed its Investment Amount but the Macquarie Investor has not contributed or caused to be contributed its Investment Amount because the Crestview Investor has refused to contribute or cause to be contributed its Investment Amount in breach of this Agreement or the Crestview Equity Commitment Letter. Notwithstanding anything herein to the contrary, in no event shall the liability of the Macquarie Investor under this Section 5.13(b) exceed the sum of the pro rata shares (based on Investment Percentages) of the Parent and the Crestview Investor of the Parent Termination Fee and Section 6.13(d) Expenses.
          (c) In the event that (1) the Merger Agreement is terminated and the Parent Termination Fee and/or the 6.13(d) Expenses are payable to the Company thereunder and (2) the termination giving rise to such obligation to pay the Parent Termination Fee and/or the 6.13(d) Expenses was not caused by (A) the breach of any Investor hereunder or under the Crestview Equity Commitment Letter (solely with respect to the Crestview Investor) or (B) the failure of any lender to provide the Debt Financing to Holdco at the Closing in breach of the Debt Commitment Letters or, to the extent definitive agreements with respect to the Debt Commitment Letters have been entered into, such agreements, then Parent shall indemnify and hold harmless each Investor from and against the Parent Termination Fee and/or the 6.13(d) Expenses.
          (d) Parent agrees that if the Transactions are not consummated due to the failure of any lender to provide the Debt Financing to Holdco at the Closing in breach of the Debt Commitment Letters or, to the extent definitive agreements with respect to the Debt Commitment Letters have been entered into, such agreements, then each Investor shall be entitled to bring or maintain any claim, action or proceeding against any lender in connection with such Debt Financing, subject to the terms and conditions of the Debt Commitment Letter, for any damages resulting from such breach and shall be entitled to recover (on a pro rata basis with Parent based on such Investor’s Investment Percentage) any proceeds received by Parent as a result of any recovery, judgment or damages of any kind against any lender.
          (e) To the extent that the amount paid by any Investor, pursuant to the Merger Agreement or its Sponsor Guarantee, in respect of the 6.13(d) Expenses, exceeds such Investor’s pro rata share (based on Investment Percentages) of $600,000, Parent shall indemnify such Investor for the amount of such excess.
     5.14 Notice of Closing. Parent will use its reasonable best efforts to provide each Investor with at least fifteen (15) days’ prior notice of the Closing Date under the Merger Agreement. Any notices or correspondence received by Parent under, in connection with, or related to the Merger Agreement shall be promptly provided to each Investor in accordance with Section 8.4(a).

          5.15 Macquarie Investor Syndication. Prior to the Investment Closing, the Macquarie Investor shall have the opportunity to sell or assign to third parties up to the full amount of the Syndication Portion of the Macquarie Investor’s aggregate Investment Amount (the “Macquarie Investor Syndication”); provided, that (a) no such assignment or purchase will relieve the Macquarie Investor of its obligations hereunder; (b) any such purchaser or assignee will not be entitled to purchase Parent Straight Preferred and instead will only be entitled to purchase shares of Parent Class A Common Stock (if not a Non-U.S. Person), Parent Series C Preferred or, if a Non-U.S. Person, Class B Warrants, and (c) the Macquarie Investor will not be permitted to so syndicate to a single transferee (or one or more transferees with the same “ultimate parent entity” for HSR Clearance purposes) an amount of Parent securities that would require such assignee to obtain HSR Clearance in respect of such purchase of Parent securities, or that would require that such transferee be named in the FCC Applications, or that would involve such purchaser, assignee or its Affiliates acquiring more than 4.99% of the outstanding voting securities of Parent for purposes of the Communications Act or FCC Regulations. The price per share of Parent Class A Common Stock, Class B Warrants, or Parent Series C Preferred, syndicated by the Macquarie Investor, and the other terms and conditions of such sale, shall be set by the Macquarie Investor in its discretion and may vary from buyer to buyer, so long as Parent receives at the Investment Closing $4.34 per share of Parent Class A Common Stock, or Class B Warrant Share, or share of Parent Common Stock into which the Parent Series C Preferred is convertible (including Class B Warrants if Parent Series C Preferred is exchanged for Class B Warrants), so syndicated by the Macquarie Investor. Parent will use commercially reasonable efforts to provide to the Macquarie Investor, and will cause its Subsidiaries to use commercially reasonable efforts to provide, at Parent’s cost and expense as provided in Section 8.2, and will use commercially reasonable efforts to cause its Representatives to provide, all cooperation reasonably requested by the Macquarie Investor that is customary and reasonably necessary in connection with arrangement of the Macquarie Investor Syndication and causing the conditions in this Agreement to be satisfied, including (1) assisting with the preparation of offering and syndication documents and materials, including prospectuses, private placement memoranda, information memoranda and packages, investor presentations, and similar documents and materials, in connection with the Macquarie Investor Syndication, and providing reasonable and customary authorization letters to the Macquarie Investor authorizing the distribution of information to prospective investors and containing customary information (all such documents and materials, collectively, the “Offering Documents”), (2) participating in a reasonable number of meetings, due diligence sessions and drafting sessions in connection with the Macquarie Investor Syndication, including direct contact between senior management and Representatives of Parent and its Subsidiaries and the Macquarie Investor and potential investors in the Macquarie Investor Syndication, (3) requesting Parent’s independent auditors to cooperate with the Macquarie Investor’s commercially reasonable efforts to obtain accountant’s comfort letters and consents from Parent’s independent auditors, (4) assisting in the preparation of definitive Offering Documents, including underwriting or securities purchase documents and other certificates and documents as may be requested by the Macquarie Investor and (5) facilitating the evaluation by potential investors in the Macquarie Investor Syndication, including taking commercially reasonable actions necessary to permit such potential investors to evaluate Parent’s and its Subsidiaries’ real property and current assets, cash management and accounting systems, policies and procedures. In connection with the foregoing, Parent will file with the SEC all Parent Reports for the annual and quarterly fiscal periods ending on and after December 31, 2010 as soon as practicable but in any event not later than (A) ninety (90) days following the end of Parent’s fiscal year, in the case of annual reports on Form 10-K and (B) forty-five (45) days following the end of each fiscal quarter of the Parent, in the case of quarterly reports on Form 10-Q, all of which such Parent Reports will be Compliant. Parent hereby consents to the use of Parent Subsidiaries’ logos in connection with the Macquarie Investor Syndication; provided, however, that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage Parent or any Parent Subsidiary or the reputation or goodwill of Parent or any Parent Subsidiary. In addition, promptly following the date hereof, Parent shall engage Macquarie Capital (USA) Inc. (“Macquarie Capital”), for no consideration or payment of any kind (exclusive of any payment that might be made pursuant to the indemnification provisions thereof), to act as exclusive placement agent in respect of the Parent Class A Common Stock, Class B Warrants and Parent Series C Preferred to be placed out of the Syndication Portion. Such engagement shall be on customary terms for such transactions at such time, including, as applicable, representations, warranties, covenants, conditions and indemnities; provided, that no consideration or payment of any kind (exclusive of any payment that might be made pursuant to the indemnification provisions thereof) shall be paid in connection therewith.
     5.16 Termination Fee. Parent affirms and agrees that any Termination Fee under the Merger Agreement and any amounts payable pursuant to Section 8.2(c) of the Merger Agreement received by Parent, will, in accordance with the terms of the “Bank and Bridge Facilities Commitment Letter” of even date herewith, first be shared ratably among Parent, the Crestview Investor, the Macquarie Investor and the lenders under the Debt Commitment Letters to reimburse their respective reasonable and documented expenses in connection with the transactions contemplated by this Agreement and the Merger Agreement and, after payment of such expenses, will be shared pro rata among Parent and the Investors based on each Party’s respective Investment Percentage (but adjusted taking into account the foregoing expense reimbursement of the Parties so that, in total, each Party receives its pro rata share based upon its respective Investment Percentage of total amounts received by the Parties hereunder) (and Parent will direct the Company to pay to each Investor directly such Investor’s pro rata portion of the Termination Fee and any amounts payable pursuant to Section 8.2(c) of the Merger Agreement to be received by such Investor in accordance with the foregoing), except that any Failing Investor or Withdrawn Investor shall not share in any portion of the Termination Fee or any amounts payable pursuant to Section 8.2(c) of the Merger Agreement, and any such Failing Investor’s or Withdrawn Investor’s share shall be apportioned among Parent and the other Investors as provided in this sentence.

ARTICLE VI
INVESTMENT CLOSING CONDITIONS
     6.1 Conditions of Each Party to Investment Closing. The obligations of each Party to effect the Investment Closing will be subject to the satisfaction, or waiver by such Party, at or prior to the Investment Closing of the following conditions:
          (a) Investment HSR Clearance. Investment HSR Clearance shall have been obtained.
          (b) FCC. The Initial Order shall have been obtained.
          (c) No Injunctions or Restraints; Illegality. No Injunction preventing the consummation of the Investment Transactions shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Investment Transactions.
          (d) Merger Transaction. All Merger Closing Conditions shall have been satisfied or waived (subject to Section 5.10), and the Closing shall occur concurrently with the Investment Closing. For the avoidance of doubt, a determination of the satisfaction of, or waiver by, any Party of the Merger Closing Conditions in accordance with this Section 6.1(d) shall not be deemed to constitute a determination of the satisfaction or waiver of such conditions by any other Party.
     6.2 Conditions of Parent to Investment Closing. The obligation of Parent to effect the Investment Closing with respect to each Investor is also subject to the satisfaction, or waiver by Parent, at or prior to the Investment Closing, of the following conditions:
          (a) Representations. The representations and warranties of such Investor set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Investment Closing Date as though made on and as of the Investment Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date will be true and correct as of such date); provided, that this condition shall be deemed satisfied unless all inaccuracies in such representations and warranties in the aggregate would have a material adverse effect on the ability of such Investor to consummate the Investment Transactions at the Investment Closing Date (ignoring solely for purposes of this proviso any reference to materiality qualifiers contained in such representations and warranties), and Parent shall have received a certificate signed on behalf of such Investor by an authorized signatory of such Investor to the foregoing effect.
          (b) Performance of Obligations of such Investor. Such Investor shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Investment Closing Date, and

Parent shall have received a certificate signed on behalf of such Investor by an authorized signatory of such Investor to such effect.
          (c) Investor Closing Deliverables. Such Investor shall have delivered, or caused to be delivered, to Parent the items set forth in Section 2.5 applicable to it.
     6.3 Conditions of each Investor to the Investment Closing. The obligation of each Investor to effect the Investment Closing is also subject to the satisfaction or waiver by such Investor at or prior to the Investment Closing of the following conditions:
          (a) Representations. The representations and warranties of Parent set forth in Section 3.1 (other than the representations and warranties set forth in Section 3.1(c)) shall be true and correct in all material respects as of the date of this Agreement and as of the Investment Closing Date as though made on and as of the Investment Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date will be true and correct in all material respects as of such date), and each Investor shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to the foregoing effect. For the avoidance of doubt, it shall not be a condition to the Investors’ obligations under this Agreement that the representations and warranties of Parent made in Section 3.1(c) be true and correct, either as of the date of this Agreement or as of the Investment Closing Date, and the Investors’ sole remedy in respect thereof shall be as provided in Section 8.1.
          (b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Investment Closing Date, and each Investor shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to such effect.
          (c) Parent Closing Deliverables. Parent shall have delivered, or caused to be delivered, to each Investor the items set forth in Section 2.4.
          (d) Financing. Parent or Holdco shall have received (simultaneously with the Investment Closing) the proceeds of (1) the Debt Financing and (2) the other Investors’ Investment Amounts; provided, that if the only condition to funding the Debt Financing and/or the other Investors’ Investment Amounts that is not satisfied at the Investment Closing is the contribution of the Investment Amount to Parent by such Investor, then the conditions described in clauses (1) and (2) in this Section 6.3(d) shall be deemed satisfied or waived.

ARTICLE VII
TERMINATION
     7.1 Termination. This Agreement may be terminated prior to the Investment Closing with respect to the applicable Parties as follows:
          (a) by mutual written agreement of Parent and one (1) or more Investors, which termination shall be effective as between or among Parent and such Investor(s);
          (b) by any Party with respect to itself, upon written notice to the other Parties, if the Investment Closing shall not have occurred on or prior to the End Date (as the End Date may be extended in accordance with Section 8.1(b)(i) of the Merger Agreement and Section 5.10 of this Agreement), which termination shall be effective with respect to such Party;
          (c) by any Party with respect to itself, upon written notice to the other Parties, if any Governmental Entity of competent jurisdiction will have enacted or issued any final and non-appealable Law or order or taken any other final and non-appealable action enjoining or otherwise prohibiting consummation of the Investment Transactions, which termination shall be effective with respect to such Party; provided that the Party seeking to terminate this Agreement pursuant to this Section 7.1(c) has complied with its obligations under Section 4.3;
          (d) by any Party, upon written notice to the other Parties, if the Merger Agreement shall have been terminated, which termination shall be effective as among all Parties;
          (e) by any Investor with respect to itself, upon a breach of any covenant or agreement on the part of Parent, or any failure of any representation or warranty of Parent to be true and accurate, in any case such that a condition set forth in Section 6.3(a) or (b) would not be satisfied and such breach or failure is incapable of being cured, or if capable of being cured, will not have been cured within thirty (30) days following receipt by Parent of written notice of such breach or failure (or, if earlier, the End Date), which termination shall be effective as between such Investor and Parent; or
          (f) by Parent, with respect to any Investor, upon a breach of any covenant or agreement on the part of such Investor, or any failure of any representation or warranty of such Investor to be true and accurate, in any case such that a condition set forth in Section 6.2(a) or (b) would not be satisfied and such breach or failure is incapable of being cured, or if capable of being cured, will not have been cured within thirty (30) days following receipt by such Investor of written notice of such breach or failure (or, if earlier, the End Date), which termination shall be effective as between Parent and such Investor; provided, however, that the right to terminate this Agreement under this Section 7.1(f) will not be available to Parent if it is then in breach of any representation or warranty or covenant that would result in the closing condition set forth in Section 6.3(a) or Section 6.3(b) not being satisfied.
     7.2 Effects of Termination. In the event of any termination of this Agreement as provided in Section 7.1, this Agreement (other than Section 5.12, 5.13, 5.16, this Section 7.2 and Article VIII, which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect with respect to Parent and the applicable Investor(s); provided, that nothing herein shall relieve any Party from liability for intentional breach of this Agreement.
ARTICLE VIII
MISCELLANEOUS
     8.1 Survival of Representations, Warranties and Covenants; Indemnification.
          (a) None of the representations, warranties and covenants set forth in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Investment Closing Date, except for those covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Investment Closing Date. Notwithstanding the foregoing, the representations and warranties of Parent set forth in Section 3.1(c) shall survive the Investment Closing until the date that is nine (9) months after the Investment Closing and, notwithstanding any provision of Law or this Agreement to the contrary, the Investors’ sole recourse in respect of such representations and warranties shall be the right, but only if the Investment Closing first occurs, to indemnification pursuant to Section 8.1(b).
          (b) Parent hereby covenants and agrees to indemnify each Investor and any Investor Party from, and hold each of them harmless against, any and all losses, claims, liabilities, damages and expenses of any kind or nature whatsoever (collectively, “Losses”), that may be incurred by any of them or asserted against or involve any of them as a result of, arising out of, or in any way related to any inaccuracy in or breach of Section 3.1(c). If any Investor shall deliver a notice of a claim for indemnification under this Section 8.1(b) prior to the date which is nine (9) months after the Investment Closing, then the obligation to indemnify in respect of such inaccuracy or breach shall survive as to such claim, until such claim has been finally resolved.
     8.2 Expenses. Subject to Section 5.16, each of the Parties shall bear and pay all other costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement, except that the fees required for the filing of the Notification and Report Form pursuant to the HSR Act by the Crestview Investor shall be borne one-half (1/2) by Parent and one-half (1/2) by the Crestview Investor and the fees required for the filing of the Notification and Report Form pursuant to the HSR Act by the Macquarie Investor shall be borne one-half (1/2) by Parent, on the one hand, and one-half (1/2) by the Macquarie Investor, on the other. Notwithstanding the foregoing but without limiting Section 5.16, contemporaneously with the Investment Closing, Parent shall reimburse each Investor for all reasonable out-of-pocket fees and expenses, including reasonable fees and expenses of such Investor’s counsel and advisors, incurred by such Investor in connection with the Investment Transactions.
     8.3 Post-Closing Third-Party Claims. If the Investment Closing occurs, Parent will indemnify, defend and hold the Investors and the Investor Parties harmless from all Losses arising out of or related to claims, litigation, proceedings or investigations (“Claims”) (including derivative proceedings and third party Claims) arising out of or related to this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby (including the Merger, the Debt Financing, or the transactions contemplated by this Agreement), excluding any Losses resulting from the gross negligence or willful misconduct of an indemnified party.
     8.4 Notices. All notices and other communications in connection with this Agreement will be in writing and will be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as will be specified by like notice):
          (a) If to any Investor, to such address as is set forth on Annex B opposite such Investor’s name.
          (b) If to Parent:
Cumulus Media Inc.
3280 Peachtree Road, N.W.
Suite 2300
Atlanta, Georgia 30305
Attention: Richard S. Denning
Fax: (404) 949-0740
with a copy to (which copy alone shall not constitute notice):
Jones Day
1420 Peachtree Street, N.E.
Suite 800
Atlanta, Georgia 30309-3053
Attention: John E. Zamer
               David Phillips
Fax: (404) 581-8330
     8.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart.
     8.6 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement, including the Merger Agreement), together with the Crestview Equity Commitment Letter (solely with respect to the Crestview Investor) and the Sponsor Guarantees, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement, and (b) are not intended to confer on any Person other than the Parties and their respective successors and permitted assigns any rights or remedies hereunder. Each Party affirms to the other Parties that, except for this Agreement and the further agreements and instruments referred to in this Agreement, except for that certain letter agreement, dated as of the date hereof, in the form attached hereto as Exhibit J, there are no other agreements between or among any of the other Parties relating to the subject matter hereof.
     8.7 Governing Law. This Agreement will be governed and construed in accordance with the internal Laws of the State of Delaware applicable to Contracts made and wholly performed within such state, without regard to any applicable conflict of laws principles.
     8.8 Jurisdiction.
          (a) Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery is unavailable, the Federal courts of the United States of America sitting in the State of Delaware), and any appellate court from any thereof, in any action or proceeding, whether in contract or in tort or otherwise, arising out of or relating to this Agreement or in respect of any oral representations made or alleged to be made in connection herewith, or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (1) agrees not to commence any such action or proceeding except in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery is unavailable, the Federal court of the United States of America sitting in the State of Delaware), (2) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery is unavailable, the Federal courts of the United States of America sitting in the State of Delaware), and any appellate court from any thereof, (3) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery is unavailable, the Federal courts of the United States of America sitting in the State of Delaware), and (4) waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery is unavailable, the Federal courts of the United States of America sitting in the State of Delaware). Notwithstanding the foregoing, each of the Parties agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, Borough of Manhattan, or, if under applicable law exclusive jurisdiction is vested in the Federal courts of the State of New York (and appellate courts thereof). Each of the Parties agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY ACTION OR PROCEEDING, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR IN RESPECT OF ANY ORAL REPRESENTATIONS MADE OR ALLEGED TO BE MADE IN CONNECTION HEREWITH, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT RELATING THERETO, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE CRESTVIEW EQUITY COMMITMENT LETTER OR THE PERFORMANCE THEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (1) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (2) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (3) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.8(b).
     8.9 Publicity. None of the Parties will, and none of the Parties will permit any of its Subsidiaries to, issue or cause the publication of any press release or similar public announcement with respect to, or otherwise make any public statement concerning, the Investment Transactions without the prior consent (which consent will not be unreasonably withheld) of the other Parties; provided, however, that any Party may, without the prior consent of the other Parties (but after prior consultation with the other Parties to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by Law or by the rules and regulations of the Nasdaq Stock Market.
     8.10 Assignment. Except as provided in Section 5.15, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties and any attempt to do so will be null and void; provided that any Investor may assign its rights and obligations under this Agreement to any Affiliate

(including any Affiliate of such Investor’s ultimate parent entity or general partner of such Investor), but in each case only if the transferee agrees in writing for the benefit of Parent to be bound by the terms of this Agreement (any such transferee shall be included in the term “Investor”); provided, further, that no such assignment shall relieve such Investor of its obligations hereunder. Without limiting the foregoing, from and after the Investment Closing, none of the rights of any Investor hereunder shall be assigned to, or enforceable by, and none of the obligations of any Investor hereunder shall be applicable to, any Person to whom an Investor may Transfer Securities (including any shares of Common Stock issued upon exercise of the Warrants). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns.
     8.11 Remedies.
          (a) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement to which the right of specific performance is applicable were not performed in accordance with their specific terms or were otherwise breached and that in any such case any breach of this Agreement could not be adequately compensated by monetary damages alone. Each Party accordingly agrees, to the extent specific performance is available to any of the other Parties under this Section 8.11, not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 8.11. Any Party seeking an Injunction or Injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to post a bond or undertaking in connection with such order or Injunction sought in accordance with the terms of this Section 8.11. Notwithstanding anything herein to the contrary, the Parties further agree that, except as set forth in this Section 8.11, Parent shall not be entitled to an Injunction or Injunctions to prevent breaches of this Agreement against any Investor or otherwise obtain any equitable relief or remedy against any Investor.
          (b) Prior to any valid termination of this Agreement pursuant to Article VII, in accordance with and subject to this Section 8.11:
               (1) each Investor shall be entitled to seek and obtain an Injunction or Injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement; and
               (2) Parent shall be entitled to seek and obtain an Injunction or Injunctions to prevent breaches of this Agreement by any Investor and to enforce specifically the terms and provisions of this Agreement; provided, however, that no such Injunction or Injunctions or specific performance will be available to prevent breaches of this Agreement or enforce specifically any term and provision hereof unless and until (A) the conditions set forth in Article VI, including the Merger Closing Conditions, have been and continue to be satisfied, (B) the Debt Financing has been funded or is available for funding subject only to a drawdown notice by Parent or Holdco and (C) Parent has irrevocably confirmed in a written notice delivered to each Investor that, if the Equity Financing and Debt Financing are funded, the conditions set forth in Sections 6.1 and 6.2 are satisfied or waived (which waiver may be conditioned on the Investment Closing).
          (c) Notwithstanding anything herein to the contrary but subject in all cases to each Investor’s rights to indemnification and contribution under Sections 5.12 and 5.13, the Parties (1) agree that the maximum aggregate liability of each Investor, its Affiliates and any of its Representatives for monetary damages under or relating to this Agreement, or any of the Transactions, to any Person shall be limited to an amount equal to the product of (A) such Investor’s Investment Percentage multiplied by (B) the sum of (i) the Parent Termination Fee, if the Merger Agreement is terminated and the Parent Termination Fee is paid to the Company and (ii) if the Merger Agreement is terminated and the 6.13(d) Expenses are paid to the Company, the lesser of the actual amount of such 6.13(d) Expenses so paid and $600,000 (the “Investor Liability Cap”) and (2) prior to any valid termination of this Agreement pursuant to Article VII, or if, in connection with any such valid termination, no Parent Termination Fee or 6.13(d) Expense is payable, then the sole and exclusive remedy and recourse of any Party against any Investor and any Investor Party for damages, equitable relief or otherwise under or related to this Agreement shall be the equitable relief as provided in Section 8.11(b)(2) and no other claim in law or equity of any kind may be made against such Investor. Notwithstanding the preceding sentence, the Investor Liability Cap shall not apply to the Crestview Investor under the circumstances described in Section 5.13(a) and shall not apply to the Macquarie Investor under the circumstances described in Section 5.13(b), and the Crestview Investor or the Macquarie Investor, as the case may be, shall be liable for the Crestview Indemnifiable Losses or the Macquarie Indemnifiable Losses, as the case may be, in accordance with Section 5.13(a) or Section 5.13(b), as applicable, under the circumstances and subject to the limitations described therein.
          (d) Parent acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, in each case with respect to damages of Parent and its Affiliates, the Investor or any of the Investor Parties, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of the Parent against any Investor Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, except for its rights to recover from such Investor (but not any other Investor Party) subject to the Investor Liability Cap and the other limitations described herein. Recourse against any Investor shall be the sole and exclusive remedy of Parent and its Affiliates against the Investor Parties in respect of any liabilities arising under, or in connection with, this Agreement or the Investment Transactions. Notwithstanding the foregoing, Parent shall be an intended third-party beneficiary of, with the right to enforce, the Crestview Equity Commitment Letter in accordance with the terms and conditions thereof.
     8.12 Amendment. This Agreement may be amended by the Parties hereto at any time prior to the Investment Closing Date; provided, however, that no amendment may be made that by Law requires further approval by Parent stockholders unless such further approval is first obtained. This Agreement may not be amended except by an instrument in writing signed by the Parties.
     8.13 Waivers. The conditions to each Party’s obligation to consummate the Investment Closing are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law. No waiver of any Party to this Agreement shall be effective unless it is in a writing signed by a duly authorized officer of the waiving Party that makes express reference to the provision or provisions subject to such waiver.
     8.14 No Duty to Other Investors. Each Investor acknowledges that it has not relied on any other Investor, and that no other Investor (or any Affiliate or representative thereof) has acted as a financial advisor or fiduciary of such Investor (or in any similar capacity) and has no duty to such Investor with respect to this Agreement and the Investment Transactions. Each Investor confirms to each other Investor that each Investor has conducted its own due diligence in connection with its investment in the Issued Securities and the Investment Transactions and the other Investors may therefore have information different from, or additional to, the information possessed by such Investor. In addition, although certain of the other Investors may have shared information received by them (including information contained in third party reports prepared for such other Investors) with such Investor, no representation or warranty is being made with respect to such information by any such Investor or any such third party. Nothing in this Section 8.14 is meant to limit any duty, obligation or liability Parent may have to any Investor under this Agreement or otherwise.
     8.15 Severability. If any provision of this Agreement or the application thereof to any Person (including the officers and directors of the Investors and Parent) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the Investment Transactions is not affected in any manner materially adverse to any Party provided, that this Agreement shall not be enforced without giving effect to the limitations of any amounts payable by any Investor hereunder to, as applicable, the Investor Liability Cap or, under the circumstances and subject to the limitations described in Section 5.13(a) or Section 5.13(b), as applicable, the Crestview Indemnifiable Losses or the Macquarie Indemnifiable Losses, as the case may be. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties.
     8.16 Interpretation. Unless the express context otherwise requires:
          (a) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

          (b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;
          (c) the terms “Dollars” and “$” mean U.S. dollars;
          (d) references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;
          (e) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;
          (f) references herein to any gender shall include each other gender;
          (g) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 8.16 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;
          (h) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;
          (i) with respect to the determination of any period of time, (1) the word “from” means “from and including” and the words “to” and “until” each means “to but excluding” and (2) time is of the essence;
          (j) the word “or” shall be disjunctive but not exclusive;
          (k) references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;
          (l) the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties; and
          (m) if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

     8.17 Rules of Construction. The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
[Signatures appear on following page.]

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

CUMULUS MEDIA INC.
By:	/s/ Lewis W. Dickey, Jr.
	Name:	Lewis W. Dickey, Jr.
	Title:	President, Chairman and Chief Executive Officer

CRESTVIEW RADIO INVESTORS, LLC By: Crestview Partners II, L.P., its managing member

By: Crestview Partners II GP, L.P., its general partner
By: Crestview, L.L.C., its general partner
By:	/s/ Thomas Murphy
	Name:	Thomas Murphy
	Title:	Managing Director

MIHI LLC:
By:	/s/ Tobias Bachteler
	Name:	Tobias Bachteler
	Title:	Authorized Signatory

By:	/s/ Andrew Underwood
	Name:	Andrew Underwood
	Title:	Authorized Signatory

[Signatures Page to Investment Agreement]

ANNEX A
Crestview Funds
Crestview Offshore Holdings II (892 Cayman), L.P.
Crestview Offshore Holdings II (Cayman), L.P.
Crestview Offshore Holdings II (FF Cayman), L.P.
Crestview Partners II (FF), L.P.
Crestview Partners II (PF), L.P.
Crestview Partners II (TE), L.P.
Crestview Partners II, L.P.

Annex A-1

ANNEX B

Investor	Investment Amount
CRESTVIEW RADIO INVESTORS LLC	$250,000,000

Address for Notices:

Crestview Radio Investors LLC
c/o Crestview Partners II, L.P.
667 Madison Avenue, 10th Floor New York, NY 10065
Attention: Jeffrey Marcus
Tom Murphy Brian Cassidy

Fax: (212) 906-0793

with a copy to (which copy alone shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention: Kenneth M. Schneider
Neil Goldman
Fax: (212) 757-3990

MIHI LLC	$250,000,000

Address for Notices:

MIHI LLC
125 West 55th St
New York NY 10019
Attention: Capital Advisors Legal Counsel

Fax: (212) 231 1718]

with a copy to (which copy alone shall not constitute notice):
Gibson, Dunn & Crutcher LLP
2029 Century Park East
Los Angeles, CA 90067-3026
Attention: Jonathan K. Layne and Ruth Fisher
Fax: (310) 551-8741

Annex B-1

Exhibits
The following exhibits have been omitted from this exhibit pursuant to Item 601(b)(2) of Regulation S-K and are not filed herewith. The Registrant agrees to furnish supplementally a copy of the omitted exhibits to the Securities and Exchange Commission upon request.

Exhibit A:	Class B Warrant Term Sheet
Exhibit B:	Class A Warrant Term Sheet
Exhibit C:	Registration Rights Agreement Term Sheet
Exhibit D:	Stockholders Agreement Term Sheet
Exhibit E:	Terms of Parent Straight Preferred
Exhibit F:	Form of Monitoring Fee Agreement
Exhibit G:	Shareholder Rights Plan Term Sheet
Exhibit H:	Employee Incentive Plan Term Sheet
Exhibit I:	Parent Series C Convertible Preferred Stock Terms
Exhibit J:	Letter Agreement by and among the Crestview Investor, Parent and certain of the Parent Significant Stockholders